Exhibit 10.47

Contura Energy, Inc.
PERFORMANCE STOCK UNIT AWARD AGREEMENT
(For Employees)

This Performance Stock Unit Award Agreement (“Agreement”) is entered into by and between Contura Energy, Inc. (the “Company”) and the participant whose name appears below (the “Participant”) in order to set forth the terms and conditions of a Performance Award (the “Award”) in the form of performance-based Restricted Stock Units (the “PSUs”) granted to the Participant under the Contura Energy, Inc. 2018 Long-Term Incentive Plan (the “Plan”).
Participant’s Name: NAME

Award Type	“Date of Grant”	“Target PSUs”	“Performance Period”	“Vesting Date”
Performance-Based Restricted Stock Units (the “PSUs”)	February 9, 2019	Relative TSR Units: [●] Absolute TSR Units: [●]	January 1, 2019 through December 31, 2021	February 9, 2022
Subject to the attached Terms and Conditions and the terms of the Plan, which are incorporated herein by reference, the Company hereby grants to the Participant the Award of PSUs with a Date of Grant, Performance Period and Vesting Date as set forth above. Capitalized terms used but not otherwise defined herein, in the attached Terms and Conditions or in Appendix A shall have the meanings ascribed to such terms in the Plan.
IN WITNESS WHEREOF, the Company has duly executed and delivered this Agreement as of the Date of Grant.

CONTURA ENERGY, INC.		PARTICIPANT

By:
	Name: Mark M. Manno	Name: [●]
Title: EVP – CAO, CLO & Sec.

PLEASE RETURN ONE SIGNED COPY OF THIS AGREEMENT TO:
Contura Energy, Inc.
340 Martin Luther King Jr., Blvd.
Bristol, TN 37620
Attn: Mark Manno

Contura Energy, Inc.
CONTURA ENERGY, INC. 2018 LONG-TERM INCENTIVE PLAN
Terms and Conditions of PSU Grant

1.
GRANT OF PSUs. The Award has been granted to the Participant as an incentive for the Participant to continue to provide services to the Company or its Affiliate or Subsidiary and to align the Participant’s interests with those of the Company. Each PSU earned under the Award (“Earned PSUs”) will correspond to one Common Share. The Award constitutes a contingent and unsecured promise by the Company to deliver one Common Share on the settlement date for each PSU earned, as set forth in Section 3.

2.
VESTING. The Award shall vest as to a number of PSUs on the Vesting Date, subject to (i) the Participant’s continuous service with the Company or any Affiliate or Subsidiary through the Vesting Date (the “Service Condition”) and (ii) the satisfaction of the performance conditions set forth in Appendix A (the “Performance Conditions”) measured as of December 31, 2021 (the “Measurement Date”). The PSUs shall, subject to the terms of the Company’s Key Employee Separation Plan, as applicable, be immediately forfeited in their entirety without any delivery of Common Shares or other payment to the Participant upon a termination of Participant’s employment or service with the Company or any Affiliate or Subsidiary for any reason on or prior to the Vesting Date. In the event of a Change in Control, the PSUs will be treated in accordance with the terms of the Plan.

3.
SETTLEMENT. Except as otherwise set forth in the Plan, any Earned PSUs will be settled in Common Shares, and the Participant shall receive the number of Common Shares that corresponds to the number of Earned PSUs that become vested as of the Vesting Date based on the satisfaction of the Performance Conditions. Common Shares shall be delivered on the date that is no later than forty-five (45) days following the Vesting Date, as determined in the Committee’s sole discretion.

4.
DIVIDEND EQUIVALENT PAYMENTS. Until the PSUs settle in Common Shares, if the Company pays a dividend on Common Shares during the Performance Period, the Participant will become entitled as of the Vesting Date to a payment in the same amount as the dividend the Participant would have received if he or she held Common Shares in respect of his or her Earned PSUs immediately prior to the record date of the dividend (a “Dividend Equivalent”). No such Dividend Equivalents will be paid to the Participant with respect to any PSU that is cancelled or forfeited prior to the Vesting Date or that is otherwise not earned under the terms of the Award. The Committee will determine the form of payment in its sole discretion and may pay Dividend Equivalents in Common Shares, cash or a combination thereof. The Company will pay the Dividend Equivalents within forty-five (45) days of the Vesting Date.

5.
NONTRANSFERABILITY. No portion of the Award may be sold, assigned, transferred, encumbered, hypothecated, or pledged by the Participant, other than to the Company as a result of forfeiture of the Award as provided herein, unless and until payment is made in respect of any Earned PSUs in accordance with the provisions hereof and the Participant has become the holder of record of the vested Common Shares issuable hereunder, unless otherwise provided by the Committee.

6.
TAX AND WITHHOLDING. Pursuant to rules and procedures that the Company establishes, tax or other withholding obligations arising upon vesting and settlement (as applicable) of any Earned PSUs may be satisfied, in the Committee’s sole discretion, by having the Company or the Participant’s employer withhold Common Shares, tendering Common Shares or by having the Company or the Participant’s employer withhold cash if the Company provides for a cash withholding option, in each case in an amount sufficient to satisfy the tax or other withholding obligations. Common Shares withheld or tendered will be valued using the Fair Market Value of the Common Shares on the date the Award settles. In order to comply with applicable accounting standards or the Company's policies in effect from time to time, the Company may limit the amount of Common Shares that the Participant may have withheld or that the Participant may tender. The Participant acknowledges that, if he or she is subject to taxes in more than one jurisdiction, the Company or the Participant’s employer may be required to withhold or account for taxes in more than one jurisdiction.

7.	RIGHTS AS STOCKHOLDER. Except as set forth herein, the Participant will not have any rights as a stockholder in the Common Shares corresponding to any PSUs prior to settlement of any Earned PSUs.

8.
SECURITIES LAW COMPLIANCE. The Company may, if it determines it is appropriate, affix any legend to the stock certificates representing Common Shares issued upon settlement of any Earned PSUs and any stock certificates that may subsequently be issued in substitution for the original certificates. The Company may advise the transfer agent to place a stop order against such Common Shares if it determines that such an order is necessary or advisable.

9.
COMPLIANCE WITH LAW. Any sale, assignment, transfer, pledge, mortgage, encumbrance or other disposition of Common Shares issued upon settlement of any Earned PSUs (whether directly or indirectly, whether or not for value, and whether or not voluntary) must be made in compliance with any applicable constitution, rule, regulation, or policy of any of the exchanges, associations or other institutions with which the Company has membership or other privileges, and any applicable law, or applicable rule or regulation of any governmental agency, self-regulatory organization or state or federal regulatory body.

10.	MISCELLANEOUS.

(a)
No Right To Continued Employment or Service. This Agreement shall not confer upon the Participant any right to continue in the employ or service of the Company or any Affiliate or Subsidiary or to be entitled to any remuneration or benefits not set forth in this Agreement or the Plan nor interfere with or limit the right of the Company or any Affiliate or Subsidiary to modify the terms of or terminate the Participant’s employment or service at any time.

(b)
No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan or acquisition or sale of the underlying Common Shares. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

(c)
Plan to Govern. This Agreement and the rights of the Participant hereunder are subject to all of the terms and conditions of the Plan as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for the administration of the Plan.

(d)
Amendment. Subject to the restrictions set forth in the Plan, the Company may from time to time suspend, modify or amend this Agreement or the Plan. Subject to the Company’s rights pursuant to Sections 12(b) and 21 of the Plan, no amendment of the Plan or this Agreement may, without the consent of the Participant, adversely affect the rights of the Participant in a material manner with respect to the Award granted pursuant to this Agreement.

(e)
Severability. In the event that any provision of this Agreement shall he held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

(f)
Entire Agreement. This Agreement and the Plan contain all of the understandings between the Company and the Participant concerning the Award granted hereunder and supersede all prior agreements and understandings.

(g)
Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the Participant’s death, acquire any rights hereunder in accordance with this Agreement or the Plan.

(h)
Governing Law. To the extent not preempted by federal law, this Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to any conflicts or choice of law, rule or principle that might otherwise refer the interpretation of the award to the substantive law of another jurisdiction.

(i)
Compliance with Section 409A of the Internal Revenue Code. The Award is intended to comply with Section 409A of the Code (“Section 409A”) to the extent subject thereto, and shall be interpreted in accordance with Section 409A and treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Date of Grant. The Company reserves the right to modify the terms of this Agreement, including, without limitation, the payment provisions applicable to the Award, to the extent necessary or advisable to comply with Section 409A and reserves the right to make any changes to the Award so that it does not become subject to Section 409A or a “specified employee” waiting period (as described below).

For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A.

Notwithstanding any provision in the Plan to the contrary, no payment or distribution under this Agreement that constitutes an item of deferred compensation under Section 409A and becomes payable by reason of the Participant’s termination of employment or service with the Company or any Affiliate or Subsidiary shall be made to the Participant until his or her termination of employment or service constitutes a “separation from service” within the meaning of Section 409A. Notwithstanding any provision in the Plan or this Agreement to the contrary, if the Participant is a specified employee within the meaning of Section 409A, then to the extent necessary to avoid the imposition of taxes under Section 409A, the Participant shall not be entitled to any payments upon a termination of his or her employment or service until the earlier of: (i) the expiration of the six (6)-month period measured from the date of the Participant’s separation from service or (ii) the date of the Participant’s death. Upon the expiration of the applicable waiting period set forth in the preceding sentence, all payments and benefits deferred pursuant to this Section 10(i) (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such deferral) shall be paid to the Participant in a lump sum as soon as practicable, but in no event later than sixty (60) calendar days, following such expired period, and any remaining payments due under this Agreement will be paid in accordance with the normal payment dates specified for them herein.
Notwithstanding any provision of the Plan or this Agreement to the contrary, in no event shall the Company or any Affiliate or Subsidiary be liable to the Participant on account of failure of the Award to (i) qualify for favorable U.S. or foreign tax treatment or (ii) avoid adverse tax treatment under U.S. or foreign law, including, without limitation, under Section 409A.

Appendix A
Performance Stock Unit Award Agreement
Performance Conditions

1.
PERFORMANCE CONDITIONS. 75% of the Target PSUs (the “Relative TSR Units”) shall be based on and subject to the achievement of Company TSR as compared to the Median TSR during the Performance Period (the “Relative TSR Metric”), and 25% of the Target PSUs (the “Absolute TSR Units”) shall be based on and subject to the achievement of Company Absolute TSR during the Performance Period (the “Absolute TSR Metric”). Subject to Section 2 of the Terms and Conditions, the Performance Conditions shall be measured as of the Measurement Date in accordance with this Appendix A.

2.
RELATIVE TSR METRIC. (a) Subject to Sections 2(b) and (c) of this Appendix A and satisfaction of the Service Condition, the Relative TSR Units shall vest and become Earned PSUs in accordance with the following table.

Company Relative TSR compared to Median TSR	% of Relative TSR Units Earned
Less than (-25.5%)	0%
Less than (-12.3%) to (-25.5%)	100%, minus 3% for each 1% of Relative TSR achieved below the Median TSR
Less than 0% to (-12.3%)	100%, minus 2% for each 1% of Relative TSR achieved below the Median TSR
0%	100%
More than 0% to 12.3%	100%, plus 2% for each 1% of Relative TSR achieved above the Median TSR
More than 12.3% to 25.5%	100%, plus 3% for each 1% of Relative TSR achieved above the Median TSR
More than 25.5%	100%, plus 4% for each 1% of Relative TSR achieved above the Median TSR

(b)
Notwithstanding the foregoing, in no event shall the aggregate Fair Market Value, determined as of the Measurement Date, of the Relative TSR Units that become Earned PSUs exceed 400% or 4 times the grant date value.

(c)	Notwithstanding the foregoing, if the Company Relative TSR is below 0%, then the vested percentage of the Relative TSR Units shall not exceed 100%.

3.
ABSOLUTE TSR METRIC. (a) Subject to achievement of the Absolute TSR Floor as set forth in Section 3(b) of this Appendix A and satisfaction of the Service Condition, the Absolute TSR Units shall vest and become Earned PSUs as follows:

Performance Level	Company Absolute TSR	% of Absolute TSR Units Earned
Absolute TSR Minimum	$77.50	50%
Absolute TSR Threshold	$83.13	75%
Absolute TSR Target	$88.75	100%
Absolute TSR Superior	$94.38	150%
Absolute TSR Maximum	> $100	200%
If, as of the Measurement Date, the Company Absolute TSR is between Performance Levels, then the Absolute TSR Units shall vest and become Earned PSUs based on straight line linear interpolation. For the avoidance of doubt, if the Company Absolute TSR is below $77.50, then the Absolute TSR Units shall not vest and shall be forfeited in their entirety as of the Measurement Date without any delivery of Common Shares or other payment to the Participant.

(b)
Notwithstanding Section 3(a) of this Appendix A, if, as of the Measurement Date, the Absolute TSR Floor with respect to the Performance Level achieved does not meet or exceed $77.50, then the Absolute TSR Units shall not vest and shall be forfeited in their entirety as of the Measurement Date without any delivery of Common Shares or other payment to the Participant; provided that if the Absolute TSR Floor for the Absolute TSR Superior and Absolute TSR Maximum Performance Levels is between $77.50 and $88.75, then the percentage of the Absolute TSR Units earned shall equal 100%.

4.	ADJUSTMENTS DURING THE PERFORMANCE PERIOD. The Company shall make the following adjustments to the calculation of the Company Relative TSR or to the composition of the Comparator Group, as applicable:

(a)
If a member of the Comparator Group is acquired by, or merges with, another company during the Performance Period, or announces such an acquisition or merger during the Performance Period, such member of the Comparator Group shall be removed from the Comparator Group for purposes of calculating the Median TSR; and

(b)
If a member of the Comparator Group files for bankruptcy, liquidation or reorganization during the Performance Period, such member of the Comparator Group shall be treated as having the lowest Comparator Group TSR.

5.	DEFINITIONS.

(a)	“Absolute TSR Floor” means the average of the closing prices of a Common Share for the 10 trading days ending on the Measurement Date.

(b)	“Company Absolute TSR” means the highest average closing prices of a Common Share for any 10 consecutive trading days during the Performance Period.

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(c)	“Company End Price” means the average of the closing prices of a Common Share for the 10 trading days ending on the Measurement Date.

(d)	“Company Start Price” means the average of the closing prices of a Common Share for the 10 trading days ending on December 31, 2018.

(e)
“Company Relative TSR” means the total shareholder return of the Company over the Performance Period, as measured by (x) the Company End Price minus the Company Start Price, divided by (y) the Company Start Price and multiplied by (z) 100.

(f)	“Comparator Group” means Peabody Energy Corporation, Warrior Met Coal, Inc., Arch Coal Inc., CONSOL Energy Inc. and Ramaco Resources, Inc.

(g)
“Comparator Group End Price” means, with respect to a company that is part of the Comparator Group, the average of the closing prices of such company’s common shares on the principal exchange on which such shares are then traded for the 10 trading days ending on the Measurement Date.

(h)
“Comparator Group Start Price” means, with respect to a company that is part of the Comparator Group, the average of the closing prices of such company’s common shares on the principal exchange on which such shares are then traded for the 10 trading days ending on December 31, 2018.

(i)
“Comparator Group TSR” means, with respect to a company that is part of the Comparator Group, such company’s total shareholder return over the Performance Period, as measured by (x) the Comparator Group End Price minus the Comparator Group Start Price, divided by (y) such Comparator Group Start Price and multiplied by (z) 100.

(j)	“Median TSR” means the median of the Comparator Group TSR.

(k)	“Performance Period” means the period commencing on January 1, 2019 and ending on December 31, 2021.

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